UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2013

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-12935	20-0467835
(Commission File Number)	(I.R.S. Employer Identification No.)

5320 Legacy Drive Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code:	(972) 673-2000

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

Entry into Indenture upon Closing of Sale of $1.2 Billion of Senior Subordinated Notes due 2023

On February 5, 2013, Denbury Resources Inc. (the "Company") closed its previously announced offer and sale of an aggregate principal amount of $1.2 billion of 4 5/8% Senior Subordinated Notes due 2023 (the "Notes"), and in connection therewith, entered into an Indenture dated February 5, 2013 (the "Indenture") among the Company, certain of the Company's subsidiaries that are guarantors of the Notes (the "Subsidiary Guarantors") and Wells Fargo Bank, National Association, as trustee. The Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Subsidiary Guarantors representing substantially all of the Company's assets, operations and income.

The Notes were sold under a prospectus filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended, in connection with the Company's registration statement on Form S-3ASR which was filed with the SEC (Registration No. 333-186112) and automatically effective on January 22, 2013 (the "Registration Statement").

Pursuant to the terms of the Indenture, the Company will pay interest on the Notes semi-annually in arrears on January 15 and July 15 of each year, beginning July 15, 2013, and the Notes will mature on July 15, 2023. The Indenture contains customary covenants that restrict the Company's and the Subsidiary Guarantors' (as applicable) ability to: (i) incur additional debt; (ii) pay dividends on the Company's capital stock or redeem, repurchase or retire such capital stock or subordinated debt; (iii) make investments; (iv) create liens on the Company's assets; (v) create restrictions on the ability of the Company's restricted subsidiaries to pay dividends or make other payments to the Company; (vi) engage in transactions with the Company's affiliates; (vii) transfer or sell assets; and (viii) consolidate, merge or transfer all or substantially all of the Company's assets and the assets of the Company's subsidiaries. The Indenture also requires that certain of the Company's future subsidiaries guarantee the Notes and, in the case of a change of control, the Company would be required to offer to purchase all of the Notes at a price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest. These covenants are subject to important exceptions and qualifications as described in the Indenture.

On and after January 15, 2018, the Company can redeem some or all of the Notes in cash at the redemption prices described in the Indenture, plus accrued and unpaid interest to the date of redemption. At any time prior to January 15, 2018, the Company may redeem the Notes in whole or in part at a price equal to 100% of the principal amount of the Notes to be redeemed plus a “make whole” premium and accrued and unpaid interest to the date of redemption. In addition, at any time and from time to time, on and before January 15, 2016, the Company may redeem up to 35% of the Notes with the proceeds of certain equity offerings, in each case at the redemption prices set forth in the Indenture, plus accrued and unpaid interest to the date of redemption.

The foregoing description of the Indenture is qualified in its entirety by reference to the full text of the Indenture, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Cash Tender Offers and Consent Solicitations for Certain Senior Subordinated Notes; Supplements to Indenture Governing 9½% Senior Subordinated Notes due May 1, 2016

The Company intends to use a portion of the net proceeds from the offering of the Notes to fund the repurchase of any and all of the $426.4 million aggregate principal amount of its 9¾% Senior Subordinated Notes due 2016 (the "9¾% Notes") and $224.9 million aggregate principal amount of its 9½% Senior Subordinated Notes due 2016 (the "9½% Notes" and, collectively with the 9¾% Notes, the "Repurchase Notes") tendered in the tender offers described below.

On February 5, 2013, the Company exercised its early purchase option and accepted for purchase the outstanding Repurchase Notes tendered and not withdrawn prior to 5:00 p.m., New York City time, February 4, 2013 ("Consent Payment Deadline") pursuant to the Company's previously announced tender offers and consent solicitations. As of the Consent Payment Deadline, $191,678,000 principal amount, or approximately 45% of the outstanding 9¾% Notes, and $186,589,000 principal amount, or approximately 83% of the outstanding 9½% Notes, had been validly tendered and not withdrawn. The offers and solicitations are being conducted upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement,

dated as of January 22, 2013, and in the related Letter of Transmittal and Consent. The tender offers will expire at 11:59 p.m., New York City time, on February 19, 2013, unless extended by the Company.

To the extent of tenders of the Repurchase Notes as of the Consent Payment Deadline, such tenders also constituted the delivery of consents to eliminate or modify certain provisions contained in each indenture governing the Repurchase Notes. The Company received sufficient consents in the solicitation to amend the indenture governing the 9½% Notes by entering into a supplemental indenture with respect thereto (attached hereto as Exhibit 4.2). This supplemental indenture has eliminated most of the restrictive covenants and certain events of default in the indenture governing the 9½% Notes. The foregoing description of the supplemental indenture is qualified in its entirety by reference to the full text of the supplemental indenture attached hereto as Exhibit 4.2 and incorporated by reference herein.

The Company did not receive sufficient consents in the solicitation to amend the indenture governing the 9¾% Notes and has not entered into a supplemental indenture with respect thereto. In connection with its early acceptance for purchase of those 9¾% Notes tendered and not withdrawn prior to the Consent Payment Deadline, the Company waived the required consent from holders of at least a majority in principal amount of the 9¾% Notes.

Redemption of Remaining 9¾% Senior Subordinated Notes due March 1, 2016

On February 5, 2013, the Company issued a notice of redemption for all of the remaining outstanding 9¾% Notes (CUSIP No. 247916-AB-5) not tendered in the above mentioned tender offer for the 9¾% Notes. The redemption date for the 9¾% Notes is March 7, 2013, and holders will receive $1,048.75 per $1,000 principal amount of the 9¾% Notes. There will be no accrued and unpaid interest on the 9¾% Notes as of that date, and the regular payment of interest will be made on that date.

Press Release

On February 5, 2013, the Company issued a press release announcing the early acceptance of the tender offers and consent solicitations for the Repurchase Notes. A copy of this press release is attached as Exhibit 99.1 hereto.

Section 2 – Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above with respect to the Notes is incorporated herein by reference, insofar as it relates to the creation of a direct financial obligation.

Section 8 – Other Events

Item 8.01 – Other Events

The Company is filing a legal opinion of Baker & Hostetler LLP regarding the legality of the Notes as Exhibit 5.1 to this Current Report on Form 8-K, which is being incorporated by reference into the Registration Statement.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit Number	Description
4.1*
Indenture dated as of February 5, 2013 among the Company, certain of the Company's subsidiaries as guarantors and Wells Fargo Bank, National Association, as trustee, with respect to $1.2 billion of 4 5/8% Senior Subordinated Notes due 2023.

4.2*
Seventh Supplemental Indenture, dated as of February 5, 2013, among Denbury Resources Inc., Denbury Onshore, LLC and certain other subsidiaries of Denbury Resources Inc. and Wells Fargo Bank, National Association, as Trustee, with respect to $224.9 million of 9½% Senior Subordinated Notes due 2016.

5.1*	Opinion of Baker & Hostetler LLP.
99.1*	Denbury Press Release, dated February 5, 2013.

*	Included herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: February 5, 2013	By:	/s/ Alan Rhoades
Alan Rhoades
Vice President and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit Number	Description
4.1
Indenture dated as of February 5, 2013 among the Company, certain of the Company's subsidiaries as guarantors and Wells Fargo Bank, National Association, as trustee, with respect to $1.2 billion of 4 5/8% Senior Subordinated Notes due 2023.

4.2
Seventh Supplemental Indenture, dated as of February 5, 2013, among Denbury Resources Inc., Denbury Onshore, LLC and certain other subsidiaries of Denbury Resources Inc. and Wells Fargo Bank, National Association, as Trustee, with respect to $224.9 million of 9½% Senior Subordinated Notes due 2016.

5.1	Opinion of Baker & Hostetler LLP.
99.1	Denbury Press Release, dated February 5, 2013.